Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE COMMON STOCK

Company:	SENSEI BIOTHERAPEUTICS, INC.
Number of Shares:
Class of Stock:	Common Stock
Warrant Price:	$
Issue Date:
Expiration Date:

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, [HOLDER] or its assignee or transferee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the Company (the “Shares”) at the Warrant Price all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant. This warrant is being issued to Holder in connection with the closing of an Equity Offering as defined in that certain Engagement Letter by and between the Company and Holder, dated as of September 17, 2018, as amended from time to time (the “Engagement Letter”).

ARTICLE 1

EXERCISE

1.1 Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the fair market value of the Shares shall be the greater of (a) the most recent valuation of the common stock of the Company performed in compliance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, or (b) the fair market value of the common stock as determined by the Board of Directors of the Company in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.6 Treatment of Warrant Upon Acquisition of the Company.

1.6.1 “Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets of the Company, or (b) any transaction where the holders of the Company’s securities before the transaction beneficially own less than fifty percent (50%) of the outstanding voting securities of the surviving entity after the transaction.

1.6.2 Exercise Upon Acquisition. Upon the closing of any Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, Marketable Securities (as defined below), or a combination of both cash and Marketable Securities, this warrant shall be deemed to have been automatically converted pursuant to Section 1.2 simultaneously with the closing of the Acquisition, and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company. For purposes hereof, “Marketable Securities” means securities that are publicly traded and listed on a national exchange that can be publicly re-sold by the Holder in their entirety pursuant to Rule 144 or an effective registration statement under the Securities Act of 1933 (the “Securities Act”).

1.6.3 Assumption of Warrant. Upon the closing of any Acquisition in which the consideration to be received by the Company’s stockholders does not entirely consist of cash, Marketable Securities, or a combination of both cash and Marketable Securities, Holder shall have the option to (a) deem this Warrant to have been automatically converted pursuant to Section 1.2 simultaneously with the closing of the Acquisition and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company or (b) cause the successor entity to assume the obligations of this warrant, and this warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this warrant.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4 Adjustments for Diluting Issuances. In the event of the issuance by the Company after the Issue Date of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Company’s Certificate of Incorporation that apply thereto as if Holder held the underlying Shares as of the date of such adjustment.

2.5 Reduction of Shares. In the event that certain Convertible Promissory Note issued by the Company, dated as of April 16, 2019, in the principal amount of $1,000,000, does not convert into shares of the Company’s Series AA Preferred Stock, whether due to repayment or cancellation of such note or otherwise, the number of Shares that this warrant is exercisable for shall be reduced accordingly. In no event shall this warrant be exercisable for more thatn18,687,605 shares of Common Stock.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS

3.1 Company Representations and Warranties. The Company hereby represents and warrants to the Holder as that all Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 Notice of Certain Events. The Company shall provide Holder with not less than five (5) days prior written notice of, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) effecting any reclassification or recapitalization of common stock; or (c) an Acquisition.

3.3 Reservation of Shares; No Impairment. The Company shall not, by amendment of its organizational documents or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder hereunder against wrongful impairment. Without limiting the generality of the foregoing, the Company shall take such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of common stock upon the exercise of this Warrant, including by maintaining an adequate number of authorized but unissued shares of common stock while this Warrant remains outstanding.

3.4 Stockholder Agreements. Upon exercise of this Warrant (other than in connection with an Acquisition or after a public offering of the Shares), upon the request of the Company, Holder shall promptly become a party to the Rights Agreement and any other agreement executed by all of the Company’s stockholders with respect to their ownership of the Shares.

3.5 Holder Investments Representations. With respect to the acquisition of this Warrant and any of the Shares issuable upon exercise of this Warrant, Holder hereby represents and warrants to, and agrees with, the Company as follows:

(a) Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder’s representation to the Company that this Warrant and the Shares issuable upon exercise of this Warrant will be acquired for investment for Holder’s, or its affiliate’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an affiliate. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than an affiliate, to sell, transfer or grant participations to such person or to any third person with respect to this Warrant or any of the Shares issuable upon exercise of this Warrant.

(b) Reliance upon Holder’s Representations. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant are not registered under the Securities Act on the ground that the issuance of such securities is exempt from registration under the Securities Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

(c) Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Securities Act).

(d) Restricted Securities. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

ARTICLE 4

MISCELLANEOUS

4.1 Term: Exercise Upon Expiration. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2 Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

4.3 Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4 Transfer Procedure. Subject to the provisions of Section 4.3 and any restrictions on transfer that may be included in the Company’s Bylaws or any Rights Agreements, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). No surrender or reissuance shall be required for a transfer to any affiliate of Holder.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

4.6 Amendments. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

4.9 Holder Acknowledgment. Holder hereby acknowledges and agrees that this warrant and the Shares it is exercisable for are the only equity of the Company that Holder is entitled to pursuant to the terms of the Engagement Letter as of May 5, 2020.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Stock as of the date set forth above.

SENSEI BIOTHERAPEUTICS, INC.

By:
Name:
Title:

The foregoing is acknowledged and agreed to by the undersigned as the “Holder” of this Warrant to Purchase Stock as of the date set forth above.

[HOLDER]

By:
Name:
Title:

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase ______________ shares of the common stock of SENSEI BIOTHERAPEUTICS, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to ______________ of the shares covered by the warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Holder’s Name)

(Address)

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

[HOLDER] or Registered Assignee

(Signature)

(Date)